As filed with the U.S. Securities and Exchange Commission on December 6, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Synthorx, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	46-4709185
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11099 N. Torrey Pines Road, Suite 190

La Jolla, California 92037

(858) 750-4700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Laura K. Shawver, Ph.D.

President and Chief Executive Officer

Synthorx, Inc.

11099 N. Torrey Pines Road, Suite 190

La Jolla, California 92037

(858) 750-4700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kenneth J. Rollins, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Christian V. Kuhlen, Esq. General Counsel Synthorx, Inc. 11099 N. Torrey Pines Road, Suite 190 La Jolla, California 92037 (858) 750-4700	Cheston J. Larson, Esq. Matthew T. Bush, Esq. Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92130 (858) 523-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ (File No. 333-228355)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	$25,115,996	$3,045

(1)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of additional shares that the underwriters have the option to purchase.

(2)

The shares being registered pursuant to this Registration Statement are in addition to the $125,580,000 of shares registered pursuant to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-228355).

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional shares of common stock, par value $0.001 per share, of Synthorx, Inc., a Delaware corporation, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto and all information incorporated by reference therein, the Registration Statement on Form S-1 (Registration No. 333-228355) (the “Prior Registration Statement”), which was declared effective by the Commission on December 6, 2018, and is being filed solely for the purpose of increasing the aggregate offering price of shares to be offered in the public offering by $25,115,996, including the offering price of shares that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional shares of common stock that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed in the Exhibit Index below and are filed herewith.

EXHIBIT INDEX

Exhibit number	Description
5.1	Opinion of Cooley LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1, as amended (File No. 333-228355), filed with the Commission on November 13, 2018 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 6th day of December, 2018.

SYNTHORX, INC.

By:	/s/ Laura Shawver, Ph.D.
Laura Shawver, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laura Shawver, Ph.D. Laura Shawver, Ph.D.	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	December 6, 2018

/s/ Tighe Reardon Tighe Reardon	Acting Chief Financial Officer (Principal Financial and Accounting Officer)	December 6, 2018

* Vickie Capps	Member of the Board of Directors	December 6, 2018

* Peter Kolchinsky, Ph.D.	Member of the Board of Directors	December 6, 2018

* Jay Lichter, Ph.D.	Member of the Board of Directors	December 6, 2018

* Floyd Romesberg, Ph.D.	Member of the Board of Directors	December 6, 2018

* Peter Thompson, M.D.	Member of the Board of Directors	December 6, 2018

* Pratik Shah, Ph.D.	Member of the Board of Directors	December 6, 2018

*By:	/s/ Laura Shawver, Ph.D.
Laura Shawver, Ph.D. Attorney-in-fact